FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200 www.cariboucoffee.com

Investor Relations Contact: ICR Kathleen Heaney (646) 277-1218 ir@cariboucoffee.com

Caribou Coffee Announces Preliminary 4Q and Full Year 2007 Total Net
Sales and Comparable Coffeehouse Net Sales
· “Other Sales” Increase 84 Percent in 4Q 2007
· Company Introduces 2008 Outlook
Minneapolis, Minnesota, January 11, 2008. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that total net sales for the thirteen weeks ended December 30, 2007, was approximately $70.1 million, an increase of 5 percent over the same period in the prior year. For the fifty-two week period ended December 30, 2007, total revenue rose 9 percent over the same period in the prior year.
Comparable Coffeehouse Sales
Comparable coffeehouse net sales were flat (0 percent) for the thirteen and fifty-two weeks ended December 30, 2007, compared with the same thirteen and fifty-two weeks in the prior year. Franchised stores are not included in the comparable coffeehouse net sales calculations.
Rosalyn (Roz) Mallet, the Company’s Interim CEO, commented, “We are pleased with our comp performance during the fourth quarter, particularly in light of weak consumer spending patterns which had a negative impact on the industry.”

Other Sales
Preliminary “Other Sales”, which consist of sales to commercial customers, franchisees, mail order and Internet sales, increased 84 percent during the thirteen weeks ended December 30, 2007, to $5.5 million versus $3.0 million during the thirteen weeks ended December 31, 2006. This increase was primarily driven by commercial and franchise sales. For the fifty-two week period ended December 30, 2007, “Other Sales” were 57 percent higher than the same period in the prior year.
Coffeehouse Openings
At December 30, 2007, there were 484 coffeehouses, of which 9 company-owned and 11 franchised coffeehouses opened during the thirteen weeks ended December 30, 2007. Caribou Coffee closed 9 company-owned coffeehouses during the thirteen weeks ended December 30, 2007, and 28 for the full fiscal year ended December 30, 2007.
Select Operating Data

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	12/30/2007	12/31/2006	12/30/2007	12/31/2006
Comparable Coffeehouse Sales (Company-Owned)	0%	2%	0%	-1%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses Open at Beginning of Period	432	416	440	386
Coffeehouses Opened during the Period	9	25	20	60
Coffeehouses Closed during the Period	9	1	28	6
Coffeehouses Open at End of Period:
Total Company-Owned	432	440	432	440

Franchised:
Coffeehouses Open at Beginning of Period	41	16	24	9
Coffeehouses Opened during the Period	11	8	28	20
Coffeehouses Closed during the Period	0	0	0	5
Coffeehouses Open at End of Period:
Total Franchised	52	24	52	24
TOTAL COFFEEHOUSES AT PERIOD END	484	464	484	464

2008 Outlook
For fiscal 2008 Caribou Coffee is projecting the following:
•	5 — 10 company-owned coffeehouse openings

•	30 — 40 franchise coffeehouse openings

•	Coffeehouse closings and closing expenses consistent with fiscal 2007

•	Capital Expenditures of $10 million — $12 million
The Company expects to release fiscal fourth quarter and full year 2007 financial results after the market close on Thursday, February 14, 2008. The Company will host a conference call the same day.
About the Company
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of December 30, 2007, Caribou Coffee had 484 coffeehouses, including 52 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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